UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                 Inglese      Michael         J.
               --------------------------------------
                 (Last)       (First)      (Middle)

               One Pickwick Plaza
               Greenwich, Connecticut 06830

2.   Date of Event Requiring Statement (Month/Day/Year)

                   July 10, 2000

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4. Issuer Name and Ticker or Trading Symbol:

                  PanAmSat Corporation/ SPOT

5. Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  _X_  Officer (give title below)
                  ___  10% Owner
                  ___  Other (specify below)

                  Senior Vice President and Chief Financial Officer

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  _X_  Form filed by One Reporting Person
                  ___  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security (Instr. 4)

                  Common Stock, par value $0.01 ("Common Stock")

2.   Amount of Securities Beneficially Owned (Instr. 4)

                  382

3.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)

                  I

4.   Nature of Indirect Beneficial Ownership (Instr. 5)

                  By PanAmSat Corporation Retirement Savings Plan


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
Instruction 5(b)(v).




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        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security (Instr. 4)

               Employee Stock Options (right to buy)
               Employee Stock Options (right to buy)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

          Date Exercisable                Expiration Date
               (1)                            5/1/08
               (2)                            4/9/09

3.   Title and Amount of Securities Underlying Derivative Security (Instr. 4)

             Title                     Amount or Number of Shares
          Common Stock                        6,000
          Common Stock                       30,000

4.   Conversion or Exercise Price of Derivative Security

               $58.313
               $31.125

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
     (Instr. 5)

               D
               D

6.   Nature of Indirect Beneficial Ownership (Instr. 5)



Explanation of Responses:

(1) The options will become exercisable in equal installments over three years commencing May 1, 1999.


(2) The options will become exercisable in equal installments over four years commencing April 9, 1999.




                          By: /s/ Michael J. Inglese              July 17, 2000
                              -------------------------------     -------------
                              **Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient see Instruction 6 for procedure.




                                     Page 2


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                                  AUTHORIZATION

         The undersigned hereby appoints James W. Cuminale his Authorized Representative to execute and file with the Securities and Exchange Commission, in the name and on behalf of the undersigned, any and all of the following documents pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Rules promulgated thereunder which relate to the securities of PanAmSat
Corporation: (i) Initial Statement of Beneficial Ownership of Securities on Form 3, (ii) Statement of Changes in Beneficial Ownership on Form 4, and (iii) Annual Statement of Changes in Beneficial Ownership on Form 5. This Authorization shall take effect as of the date hereof and shall remain in full force and effect until the earlier of the fifth anniversary hereof or the revocation of this Authorization by the undersigned.


                                        Date:    7/10/00
                                             --------------------------------

                                        /s/ Michael J. Inglese
                                        -------------------------------------
                                        Michael Inglese